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                                                                  EXECUTION COPY

EX.23.d.xiii

                             SUB-ADVISORY AGREEMENT

                        BENNETT LAWRENCE MANAGEMENT, LLC

                  THIS SUB-ADVISORY AGREEMENT is made as of the 1st day of July, 2003, among WT Investment Trust I, a Delaware business trust (the "Fund"), Rodney Square Management Corporation (the "Adviser"), a corporation organized under the laws of the state of Delaware and Bennett Lawrence Management LLC, a limited liability company organized under the laws of the state of New York (the "Sub-Adviser").

                  WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company and offers for public sale distinct series of shares of beneficial interest; and

                  WHEREAS, the Mid Cap Multi-Manager Series (the "Series") is a series of the Fund; and

                  WHEREAS, the Adviser acts as the investment adviser for the Series pursuant to the terms of an Investment Advisory Agreement between the Fund and the Adviser under which the Adviser is responsible for the coordination of investment of the Series' assets in portfolio securities; and

                  WHEREAS, the Adviser is authorized under the Investment Advisory Agreement to delegate its investment responsibilities to one or more persons or companies;

                  NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, the Fund, the Adviser and the Sub-Adviser agree as follows:

1. APPOINTMENT OF SUB-ADVISER. The Adviser and the Fund hereby appoint and employ the Sub-Adviser as a discretionary portfolio manager, on the terms and conditions set forth herein, of those assets of the Series which the Adviser determines to assign to the Sub-Adviser (those assets being referred to as the "Series Account"). The Adviser may, from time to time, make additions to and withdrawals, including cash and cash equivalents, from the Series Account. The Sub-Adviser will receive a daily cash report from the accounting agent for the Series.

2. ACCEPTANCE OF APPOINTMENT. The Sub-Adviser accepts its appointment as a discretionary portfolio manager and agrees to use its professional judgment to make investment decisions for the Series with respect to the investments of the Series Account and to implement such decisions on a timely basis in accordance with the provisions of this Agreement.

3. DELIVERY OF DOCUMENTS. The Adviser has furnished the Sub-Adviser with copies properly certified or authenticated of each of the following and will promptly provide the Sub-Adviser with copies properly certified or authenticated of any amendment or supplement thereto:

         a.       The Series' Investment Advisory Agreement;

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         b.       The Fund's most recent effective registration statement and financial statements as filed with the Securities and Exchange Commission;

         c.       The Fund's Agreement and Declaration of Trust and By-Laws; and

         d. Any policies, procedures or instructions adopted or approved by the Fund's Board of Trustees relating to obligations and services provided by the Sub-Adviser.

4. PORTFOLIO MANAGEMENT SERVICES OF THE SUB-ADVISER. The Sub-Adviser is hereby employed and authorized to select portfolio securities for investment by the Series, to purchase and to sell securities for the Series Account, and upon making any purchase or sale decision, to place orders for the execution of such portfolio transactions in accordance with Sections 6 and 7 hereof and Schedule A hereto (as amended from time to time). In providing portfolio management services to the Series Account, the Sub-Adviser shall be subject to and shall conform to such investment restrictions as are set forth in the 1940 Act and the rules thereunder, the Internal Revenue Code, applicable state securities laws, applicable statutes and regulations of foreign jurisdictions, the supervision and control of the Board of Trustees of the Fund, such specific instructions as the Board of Trustees may adopt and communicate to the Sub-Adviser, the investment objective, policies and restrictions of the Fund applicable to the Series furnished pursuant to Section 5 of this Agreement, the provisions of Schedule A and Schedule B hereto and other instructions communicated to the Sub-Adviser by the Adviser. The Sub-Adviser is not authorized by the Fund to take any action, including the purchase or sale of securities for the Series Account, in contravention of any restriction, limitation, objective, policy or instruction described in the previous sentence. The Sub-Adviser shall maintain on behalf of the Fund the records listed in Schedule B hereto (as amended from time to time). At the Fund's reasonable request, the Sub-Adviser will consult with the Fund or with the Adviser with respect to any decision made by it with respect to the investments of the Series Account.

5. INVESTMENT OBJECTIVE, POLICIES AND RESTRICTIONS. The Fund will provide the Sub-Adviser with the statement of investment objective, policies and restrictions applicable to the Series as contained in the Series' Prospectus and Statement of Additional Information, all amendments or supplements to the Prospectus and Statement of Additional Information, and any written instructions adopted by the Board of Trustees supplemental thereto. The Fund agrees, on an ongoing basis, to notify the Sub-Adviser in writing of each change in the fundamental and non-fundamental investment policies of the Series and will provide the Sub-Adviser with such further information concerning the investment objective, policies, restrictions and such other information applicable thereto as the Sub-Adviser may from time to time reasonably request for performance of its obligations under this Agreement. The Fund retains the right, on written notice to the Sub-Adviser or the Adviser, to modify any such objective, policies or restrictions in accordance with applicable laws, at any time.

6. TRANSACTION PROCEDURES. All transactions will be consummated by payment to or delivery by PFPC Trust Company, the custodian designated by the Fund (the "Custodian"), or such depositories or agents as may be designated by the Custodian in writing, of all cash and/or securities due to or from the Series Account, and the Sub-Adviser shall not have possession or custody thereof. The Adviser shall advise the Custodian of the retention of the Sub-Adviser as provided in this Agreement and shall instruct and direct the Custodian to provide the Sub-

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Adviser with copies of all Series Account statements issued by the Custodian indicating all disbursements made from the Series Account. The Sub-Adviser shall advise the Custodian and confirm in writing to the Fund and to the administrator designated by the Fund or any other designated agent of the Fund, all investment orders for the Series Account placed by it with brokers and dealers at the time and in the manner set forth in Schedule B hereto (as amended from time to time). The Fund shall issue to the Custodian such instructions as may be appropriate in connection with the settlement of any transaction initiated by the Sub-Adviser. The Fund shall be responsible for all custodial arrangements and the payment of all custodial charges and fees, and, upon giving proper instructions to the Custodian, the Sub-Adviser shall have no responsibility or liability with respect to custodial arrangements or the acts, omissions or other conduct of the Custodian, except that it shall be the responsibility of the Sub-Adviser to take appropriate action if the Custodian fails to confirm in writing proper execution of the instructions.

7. ALLOCATION OF BROKERAGE. The Adviser shall have authority and discretion to select brokers and dealers (including brokers that may be affiliates of the Adviser or Sub-Adviser) to execute portfolio transactions initiated by the Sub-Adviser, subject to conformance with the policies and procedures disclosed in the Fund's Prospectus and Statement of Additional Information and the policies and procedures adopted by the Fund's Board of Trustees. The Adviser will advise the Sub-Adviser of such selection in writing.

         a. In executing portfolio transactions, the Adviser will give primary consideration to securing best execution. Therefore, the Adviser, not the Sub-Adviser, will be responsible for securing best execution on portfolio transactions initiated by the Sub-Adviser.

         b. In light of the foregoing, the Adviser acknowledges that the Sub-Adviser is under no obligation to aggregate the securities to be purchased or sold for the Series with transactions for other clients of the Sub-Adviser. In retaining the discretion to select brokers and dealers, the Adviser acknowledges that the price and execution the Series Account pays or receives for a security may be more favorable or less favorable than the price and execution paid or received by Sub-Adviser's other clients whose transactions are aggregated.

         c. The Adviser agrees that it will not execute any portfolio transactions for the Series Account with a broker or dealer which is (i) an affiliated person of the Fund, including the Adviser or any Sub-Adviser for any Series of the Fund; or (ii) a principal underwriter of the Fund's shares, unless such transactions are executed in accordance with Rule 17e-1 of the 1940 Act and the Fund's Rule 17e-1 procedures, as adopted in accordance with Rule 17e-1.

8. PROXIES. The Sub-Adviser will vote all proxies solicited by or with respect to issuers of securities in which assets of the Series Account may be invested from time to time, provided that the Sub-Adviser receives the necessary proxy materials at least 10 business days before the vote, which is sufficient time to permit the Sub-Adviser to consider what action to take. At the request of the Sub-Adviser, the Adviser shall provide the Sub-Adviser with its recommendations as to the voting of such proxies. Unless otherwise instructed by the Fund's Board of Trustees, Sub-Adviser will also make all elections whether or not to tender, convert, exchange, endorse, transfer or deliver securities in the Series Account in connection with offers to an issuer's security holders from time to time, elect the form of dividend payments and execute waivers,

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consents and other instruments with respect to such securities, provided that the Sub-Adviser receives the necessary materials in sufficient time to permit the Sub-Adviser to consider what action to take and to submit required documentation.

9. REPORTS TO THE SUB-ADVISER. The Fund will provide the Sub-Adviser with such periodic reports concerning the status of the Series Account as the Sub-Adviser may reasonably request.

10. FEES FOR SERVICES. The compensation of the Sub-Adviser for its services under this Agreement shall be calculated and paid by the Fund in accordance with the attached Schedule C.

11. OTHER INVESTMENT ACTIVITIES OF THE SUB-ADVISER. The Fund acknowledges that the Sub-Adviser or one or more of its affiliated persons may have investment responsibilities or render investment advice to or perform other investment advisory services for other individuals or entities and that the Sub-Adviser, its affiliated persons or any of its or their directors, officers, agents or employees may buy, sell or trade in any securities for its or their own respective accounts ("Affiliated Accounts"). Subject to the provisions of
Section 7(b) hereof, the Fund agrees that the Sub-Adviser or its affiliated persons may give advice or exercise investment responsibility and take such other action with respect to other client accounts managed by the Sub-Adviser, including Affiliated Accounts which may differ from the advice given or the timing or nature of action taken with respect to the Series Account, provided that the Sub-Adviser acts in good faith, and provided further, that it is the Sub-Adviser's policy to allocate, within its reasonable discretion, investment opportunities to the Series Account over a period of time on a fair and equitable basis relative to such other accounts, taking into account the investment objective and policies of the Series and any specific investment restrictions applicable thereto. The Fund acknowledges that one or more of the Affiliated Accounts may at any time hold, acquire, increase, decrease, dispose of or otherwise deal with positions in investments in which the Series Account may have an interest from time to time, whether in transactions which involve the Series Account or otherwise. The Sub-Adviser shall have no obligation to acquire for the Series Account a position in any investment which any Affiliated Account may acquire, and the Fund shall have no first refusal, co-investment or other rights in respect of any such investment, either for the Series Account or otherwise.

12. CERTIFICATE OF AUTHORITY. The Fund, the Adviser and the Sub-Adviser shall furnish to each other from time to time certified copies of the resolutions of their Boards of Trustees/Directors or executive committees, as the case may be, evidencing the authority of officers and employees who are authorized to act on behalf of the Fund, a Series Account, the Adviser and/or the Sub-Adviser.

13. LIMITATION OF LIABILITY. The Sub-Adviser shall not be liable for any action taken, omitted or suffered to be taken by it in its reasonable judgment, in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement, or in accordance with (or in the absence of) specific directions or instructions from the Fund or the Adviser, provided, however, that such acts or omissions shall not have resulted from the Sub-Adviser's willful misfeasance, bad faith, gross negligence or a reckless disregard of duty. Nothing in this Section 13 shall be construed in a manner inconsistent with Section 17(i) of the 1940 Act.

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14.      INDEMNIFICATION. The Adviser agrees to indemnify and hold harmless the
Sub-Adviser and its officers, directors, agents and employees from and against any and all losses, claims, damages, liabilities or litigation (including reasonable attorney's fees and other related expenses) incurred by the Sub-Adviser that (i) are based upon any willful misfeasance, bad faith, gross negligence or material breach of this Agreement by the Adviser; or (ii) are based upon any untrue statement or alleged untrue statement of a material fact contained in the Fund's registration statement filed with the Securities and Exchange Commission, prospectus or Statement of Additional Information in effect at any time covering shares of the Series, Fund marketing materials and advertising, or any amendment thereof or any supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading, unless such statement or omission was made in reliance upon written information furnished to the Series or the Adviser or any affiliated person of the Adviser by the Sub-Adviser or any affiliated person of the Sub-Adviser which itself is materially misleading; and further provided, however, that the Adviser's obligation under this Paragraph shall be reduced to the extent that the claim against, or the loss, liability, damage or litigation experienced by the Sub-Adviser, is caused by or is otherwise directly related to the Sub-Adviser's own willful misfeasance, bad faith or gross negligence.

The Sub-Adviser agrees to indemnify and hold harmless the Adviser and its officers, directors, agents and employees from and against any and all claims, losses, liabilities, damages or litigation (including reasonable attorney's fees and other related expenses) incurred by the Adviser that are based upon the willful misfeasance, bad faith, gross negligence or material breach of this Agreement by the Sub-Adviser, provided, however, that the Sub-Adviser's obligation under this Paragraph shall be reduced to the extent that the claim against, or the loss, liability, damage or litigation experienced by the Adviser, is caused by or is otherwise directly related to the Adviser's own willful misfeasance, bad faith or gross negligence.

Anything to the contrary in this Section 14 notwithstanding, under no circumstances shall the foregoing be construed to relieve the Adviser or the Sub-Adviser from liability for (i) any violation of the Investment Advisers Act of 1940, as amended, or any other federal securities laws or (ii) for conduct for which the law provides a right of action for which good faith is not a defense.

15. CONFIDENTIALITY. Subject to the duty of the Sub-Adviser, the Adviser and the Fund to comply with applicable law, including any demand of any regulatory or taxing authority having jurisdiction, the parties hereto shall treat as confidential all material non-public information pertaining to the Series Account and the actions of the Sub-Adviser, the Adviser and the Fund in respect thereof.

16. ASSIGNMENT. This Agreement shall terminate automatically in the event of its assignment. The Sub-Adviser shall notify the Fund and the Adviser in writing sufficiently in advance of any proposed change of control within the meaning of the 1940 Act to enable the Fund and the Adviser to take the steps necessary to enter into a new contract with the Sub-Adviser.

17. REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE FUND. The Fund represents, warrants and agrees that:

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         a.       The Sub-Adviser has been duly appointed by the Board of
Trustees of the Fund to provide investment services to the Series Account as contemplated hereby.

         b. The Fund will deliver to the Sub-Adviser a true and complete copy of its then current Prospectus and Statement of Additional Information as effective from time to time and such other documents or instruments governing the investment of the Series Account and such other information as is necessary for the Sub-Adviser to carry out its obligations under this Agreement.

         c. The Fund is currently in compliance and shall at all times continue to comply with the requirements imposed upon the Fund by applicable law and regulations.

18. REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE ADVISER. The Adviser represents, warrants and agrees that:

         a. The Adviser has been duly authorized by the Board of Trustees of the Fund to delegate to the Sub-Adviser the provision of investment services to the Series Account as contemplated hereby.

         b. The Adviser is registered as an "investment adviser" under the Investment Advisers Act of 1940 ("Advisers Act"), or is a "bank" as defined in
Section 202(a)(2) of the Advisers Act and is in all other respects currently in compliance and shall at all times continue to comply with the requirements imposed upon the Adviser by applicable law and regulations.

19. REPRESENTATIONS. WARRANTIES AND AGREEMENTS OF THE SUB-ADVISER. The Sub-Adviser represents, warrants and agrees that:

         a. The Sub-Adviser is registered as an "investment adviser" under the Advisers Act or is a "bank" as defined in Section 202(a)(2) of the Advisers Act.

         b. The Sub-Adviser will maintain, keep current and preserve on behalf of the Fund, in the manner required or permitted by the 1940 Act, the records identified in Schedule B. The Sub-Adviser agrees that such records (unless otherwise indicated on Schedule B) are the property of the Fund, and will be surrendered to the Fund promptly upon request; provided, however, that the Sub-Adviser may retain copies of same. Subject to the duty of the Sub-Adviser, the Adviser and the Fund to comply with applicable law, including any demand of any regulatory or taxing authority having jurisdiction, the Sub-Adviser agrees to keep confidential all records of the Fund and information relating to the Fund, unless the release of such records or information is otherwise consented to in writing by the Fund or the Adviser.

         c. The Sub-Adviser will complete such reports concerning purchases or sales of securities on behalf of the Series Account as the Adviser or the Fund may from time to time reasonably request to ensure compliance with the 1940 Act, the Internal Revenue Code, applicable state securities laws and applicable statutes and regulations of foreign jurisdictions.

         d. The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and Section 204A of the Advisers Act and has provided the Fund with a copy of the code of ethics and evidence of its adoption. Within forty-

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five (45) days of the end of the last calendar quarter of each year while this
Agreement is in effect, a member of the Sub-Adviser shall certify to the Fund upon request that the Sub-Adviser has complied with the requirements of Rule 17j-1 and Section 204A during the previous year and that there has been no material violation of the Sub-Adviser's code of ethics or, if such a material violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of the Fund, the Sub-Adviser shall permit the Fund, its employees or its agents to examine the reports required to be made to the Sub-Adviser by Rule 17j-1(d)(1).

         e. The Sub-Adviser will promptly after filing with the Securities and Exchange Commission any material amendment to its Form ADV furnish a copy of such amendment to the Fund and the Adviser.

         f. The Sub-Adviser will immediately notify the Fund and the Adviser of the occurrence of any event which would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to
Section 9 of the 1940 Act or otherwise. The Sub-Adviser will also immediately notify the Fund and the Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Series.

20. AMENDMENT. This Agreement may be amended at any time, but only by written agreement among the Sub-Adviser, the Adviser and the Fund, which amendment, other than amendments to Schedules A and B, is subject to the approval of the Board of Trustees and, to the extent required by the 1940 Act, the shareholders of the Series in the manner required by the 1940 Act and the rules thereunder, subject to any applicable orders of exemption issued by the Securities and Exchange Commission.

21. EFFECTIVE DATE; TERM. This Agreement shall become effective on the date first written above and shall remain in force for a period of time of two years from such date, and from year to year thereafter but only so long as such continuance is specifically approved at least annually by the vote of a majority of the Trustees who are not interested persons of the Fund, the Adviser or the Sub-Adviser, cast in person at a meeting called for the purpose of voting on such approval, and by a vote of the Board of Trustees or of a majority of the outstanding voting securities of the Series. The aforesaid requirement that this Agreement may be continued "annually" shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

22.      TERMINATION.

         a. This Agreement may be terminated by the Fund (by a vote of the Board of Trustees of the Fund or by a vote of a majority of the outstanding voting securities of the Series), without the payment of any penalty, immediately upon written notice to the other parties hereto, in the event of a material breach of any provision thereof by the party so notified or otherwise by the Fund, upon sixty (60) days' written notice to the other parties hereto, but any such termination shall not affect the status, obligations or liabilities of any party hereto to the others.

         b. This Agreement may also be terminated by the Adviser or the Sub-Adviser, without the payment of any penalty, immediately upon written notice to the other parties hereto in the event that the party so notified has previously been notified in writing of a material breach

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of any provision hereof by such party and such breach shall not have been cured within a 20-day period after notice of such breach or otherwise by the Adviser or the Sub-Adviser upon sixty (60) days' written notice to the other parties hereto, but any such termination shall not affect the status, obligations or liabilities of any party hereto to the others.

23. DEFINITIONS. As used in this Agreement, the terms "affiliated person," "assignment," "control," "interested person," "principal underwriter" and "vote of a majority of the outstanding voting securities" shall have the meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to any applicable orders of exemption issued by the Securities and Exchange Commission.

24. NOTICE. Any notice under this Agreement shall be given in writing (in paper or electronic format) addressed and delivered or mailed, postage prepaid, to the other parties to this Agreement addressed as follows:

If to the Fund, to:                     WT Investment Trust I
                                        C/o Wilmington Trust Company
                                        1100 North Market Street, 9th Floor
                                        Wilmington, DE 19801
                                        Attn: John R. Giles, Vice President
                                        Telephone: (302) 651-8392
                                        Facsimile: (302) 427-4828
                                        E-Mail: jgiles@wilmingtontrust.com

If to the Adviser, to:                  Rodney Square Management Corporation
                                        1100 North Market Street, 9th Floor
                                        Wilmington, DE 19801
                                        Attn: Robert J. Christian, President
                                        Telephone: (302) 651-8377
                                        Facsimile: (302) 651-
                                        E-Mail: rchristian@wilmingtontrust.com

If to the Sub-Adviser, to:              Bennett Lawrence Management, LLC
                                        757 Third Avenue, 19th Floor
                                        New York, New York 10017
                                        Attn: Jane H. Fisher, Member and
                                        Operations Director
                                        Telephone: (212) 508-6408
                                        Facsimile: (212) 593-9647
                                        E-Mail: jfisher@bennett.nb.com

25. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

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26.      GOVERNING LAW. To the extent that state law is not preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be administered, construed and enforced according to the laws of the State of Delaware.

27. ENTIRE AGREEMENT. This Agreement and the Schedules attached hereto embodies the entire agreement and understanding between the parties.

28. ACKNOWLEDGEMENT OF RECEIPT. By executing this Agreement, the Fund and the Adviser acknowledge prior receipt of copies of Part II of the Sub-Adviser's Form ADV and the Sub-Adviser's Privacy Notice under Securities and Exchange Commission Regulation S-P.

                            [Signature Page Follows]

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, as of the day and year first written above.

                                   WT INVESTMENT TRUST I
                                   on behalf of the Mid Cap Multi-Manager Series

                                   By:    /s/ John R. Giles
                                          -----------------
                                   Name:  John R. Giles
                                   Title: Vice President

                                   BENNETT LAWRENCE MANAGEMENT, LLC

                                   By:    /s/ Van Schreiber
                                          -----------------
                                   Name:  Van Schreiber
                                   Title: Managing Member

                                   RODNEY SQUARE MANAGEMENT CORPORATION

                                   By:    /s/ Robert J. Christian
                                          -----------------------
                                   Name:  Robert J. Christian
                                   Title: President

                                   SCHEDULE A

                              OPERATING PROCEDURES

                  From time to time the Adviser shall issue reasonable written Operating Procedures which shall govern reporting of transactions and other matters so as to facilitate (i) the monitoring of the Fund's compliance with the restrictions and limitations applicable to the operations of a registered investment company and (ii) the preparation of reports to the Board of Trustees, regulatory authorities and shareholders.

                             SUBSTANTIVE LIMITATIONS

A. The Sub-Adviser will manage the Series Account as if the Series Account were a registered investment company subject to the investment objective, policies and limitations applicable to the Series stated in the Fund's Prospectus and Statement of Additional Information, as from time to time in effect, included in the Fund's registration statement or a supplement thereto under the Securities Act of 1933 and the Investment Company Act of 1940 (the "1940 Act"), as each may be amended from time to time; provided, however, that if a more stringent restriction or limitation than any of the foregoing is stated in Section B of this Schedule, the more stringent restriction or limitation shall apply to the Series Account.

B. The Sub-Adviser shall not, without the written approval of the Adviser, on behalf of the Series Account:

         1. purchase securities of any issuer if such purchase would cause more than 10 % of the voting securities of such issuer to be held in the Series Account (1940 Act Section 5(b)(1); IRC
                  Section 851(b)(4)(a)(ii));

         2.       purchase securities if such purchase would cause:

                  a. more than 3% of the outstanding voting stock of any other investment company to be held in the Series Account (1940 Act Section 12(d)(1)(A)(i)),

                  b. securities issued by any other investment company having an aggregate value in excess of 5% of the value of the total assets in the Series Account to be held in the Series Account (1940 Act Section 12(d)(1)(A)(ii)),

                  c. securities issued by all other investment companies (other than Treasury Stock) having an aggregate value in excess of 10% of the value of the total assets of the Series Account to be held in the Series Account (1940 Act Section 12(d)(1)(A)(iii)),

                  d. more than 10% of the outstanding voting stock of any registered closed-end investment company to be held in the Series Account, and by any other investment company having as its investment adviser the Sub-Adviser (1940 Act Section 12(d)(1)(C));

         3. purchase securities of any insurance company if such purchase would cause more than 10% of the outstanding voting securities of any insurance company to be held in the Series Account (1940 Act Section 12(d)(2)); or

         4. purchase securities of or any interest in any person who is a broker, a dealer, is engaged in the business of underwriting, is an investment adviser to an investment company or is a registered investment adviser under the Investment Advisers Act of 1940 unless

                  a. such purchase is of a security of any issuer that, in its most recent fiscal year, derived 15% or less of its gross revenues from securities-related activities (1940 Act Rule 12d3-l(a)), or

                  b. despite the fact that such purchase is of any security of any issuer that derived more than 15% of its gross revenues from securities-related activities:

                           (1) immediately after the purchase of any equity security, the Series Account would not own more than 5% of outstanding securities of that class of the issuer's equity securities (1940 Act Rule 12d3-1(b)(1));

                           (2) immediately after the purchase of any debt security, the Series Account would not own more than 10% of the outstanding principal amount of the issuer's debt securities (1940 Act Rule 12d3-1(b)(2)); and

                           (3) immediately after the purchase, not more than 5% of the value of the Series Account's total assets would be invested in the issuer's securities (1940 Act Rule 12d3-1(b)(3)).

         C. The Sub-Adviser will manage the Series Account so that no more than 10% of the gross income of the Series Account is derived from any source other than dividends, interest, payments with respect to securities loans (as defined in IRC Section 512(a)(5)), and gains from the sale or other disposition of stock or securities (as defined in the 1940 Act Section 2(a)(36)) or foreign currencies, or other income (including, but not limited to, gains from options, futures, or forward contracts) derived with respect to the Series' business of investing in such stock, securities, or currencies (IRC Section 851(b)(2)).

Dated: July 1, 2003

                                   SCHEDULE B

                           RECORD KEEPING REQUIREMENTS

Records To Be Maintained by the Sub-Adviser:

A. (Rule 31a-l(b)(5) and (6)). A record of each brokerage order, and all other portfolio purchases and sales, given by the Sub-Adviser on behalf of the Series Account for, or in connection with, the purchase or sale of securities, whether executed or unexecuted. Such records shall include:

         1.       the name of the broker;

         2. the terms and conditions of the order and of any modification or cancellation thereof;

         3.       the time of entry or cancellation;

         4.       the price at which executed;

                  5.       the time of receipt of a report of execution; and

                  6. the name of the person who placed the order on behalf of the Series Account.

B. (Rule 31a-l(b)(9)). A record for each fiscal quarter, completed within ten (10) days after the end of the quarter, showing specifically the basis or bases (e.g. execution ability, execution and research) upon which the allocation of orders for the purchase and sale of portfolio securities to named brokers or dealers was effected, and the division of brokerage commissions or other compensation on such purchase and sale orders. Such record:

         1.       shall include the consideration given to:

                  a.       the sale of shares of the Fund by brokers or dealers;

                  b. the supplying of services or benefits by brokers or dealers to:

                           (1)      the Fund,

                           (2)      the Adviser,

                           (3)      the Sub-Adviser, and

                           (4)      any person other than the foregoing; and

                  c. any other consideration other than the technical qualifications of the brokers and dealers as such;

         2. shall show the nature of the services or benefits made available;

         3. shall describe in detail the application of any general or specific formula or other determinant used in arriving at such allocation of purchase and sale orders and such division of brokerage commissions or other compensation; and

         4. shall show the name of the person responsible for making the determination of such allocation and such division of brokerage commissions or other compensation.

C. (Rule 31a-l(b)(10)). A record in the form of an appropriate memorandum identifying the person or persons, committees or groups authorizing the purchase or sale of portfolio securities. Where an authorization is made by a committee or group, a record shall be kept of the names of its members who participate in the authorization. There shall be retained as part of this record: any memorandum, recommendation or instruction supporting or authorizing the purchase or sale of portfolio securities and such other information as is appropriate to support the authorization.

D. (Rule 31a-1(f)). Such accounts, books and other documents as are required to be maintained by registered investment advisers by rule adopted under Section 204 of the Investment Advisers Act of 1940, to the extent such records are necessary or appropriate to record the Sub-Adviser's transactions with respect to the Series Account.

Dated: July 1, 2003

                                   SCHEDULE C

                                  FEE SCHEDULE

                  For the services to be provided to the Series pursuant to the attached Sub-Advisory Agreement, the Fund shall pay the Sub-Adviser a monthly fee in accordance with the following formula:

         55 basis points (0.55%) on the first $75 million; and 40 basis points (0.40%) on amounts greater than $75 million.

The fee shall be payable monthly as soon as practicable after the last day of each month based on the Series Account's average daily net assets.

Dated: July 1, 2003